Exhibit 10.13

THIS EXHIBIT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST AND HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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Contract Manufacturing Agreement

This Contract Manufacturing Agreement (the “Agreement”) is made as of October 31, 2005 (the “Effective Date”) by and between Life Science Outsourcing, its principal offices being located at 830 Challenger Street, Brea, CA 92821 (“LSO”) and Curon Medical, Inc, its principal offices being located at 46117 Landing Parkway, Fremont, CA 94538 (“Buyer”).

AGREEMENT

In consideration of the mutual covenants, promises, and conditions set forth below, the parties, intending to be bound, agree as follows:

1.	Definitions. The following capitalized terms when used in this Agreement shall have the respective meanings set forth below.

a.	“Bill of Material” shall mean any materials and components lists and related instructions and information provided by Buyer to LSO and concerning components required or preferred for the manufacture of a Product by LSO pursuant to this Agreement.

b.	“Credit Exposure” shall mean the total of outstanding accounts receivables, non-cancelable purchase commitments, on hand raw component inventory, work in process and finished goods inventory.

c.	“Disclosing Party” shall have the meaning stated in Section 13 hereof.

d.	“Effective Date” shall have the meaning stated in the preamble of this Agreement.

e.	“Improvements” shall mean all improvements to Buyer Patents, Know-How, or other Intellectual Property, hereafter created or acquired during the term of this Agreement by LSO or jointly by one or more employees of Buyer and LSO, including without limitation advances, developments, modifications, enhancements, variations, revisions, adaptations, extensions or any element thereof, utilizing or incorporating, or based on, the Know-How, Patents or other Intellectual Property, whether able to be patented or not.

f.	“Intellectual Property” shall mean trade secrets, ideas, inventions, designs, developments, devices, methods or processes (whether patented or able to be patented and whether or not reduced to practice) and all patents and patent applications related thereto; copyrightable works and mask works (whether or not registered); trademarks, service marks and trade dress; and all registrations and applications for registration related thereto; and all other intellectual or industrial property rights, to the extent in or related to the Products.

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g.	“Know-How” shall mean the know-how, technical information and confidential technical data, together with all trade secrets, non-patented technical knowledge and inventions, confidential manufacturing procedures and methods, that are related to the Products.

h.	“Losses” shall mean any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses), and amounts paid in settlement.

i.	“Patents” shall mean those patents and patent applications that are now or hereafter owned or acquired by Buyer and relate to the Products.

j.	“Products” shall mean components, manufacturing materials, in process, finished, and returned devices identified in Exhibit A hereto, which shall be described in detail in the Product and Engineering Specifications. Set forth in Exhibit A.

k.	“Proprietary Information” shall have the meaning stated in Section 13(b).

l.	“Recipient” shall have the meaning stated in Section 13(a).

m.	“Safety Stock” shall have the meaning of inventory above current forecasted requirements which both parties agree LSO can have on hand and or on order to meet any additional upside flexibility Buyer may require for its Products.

n.	“Consigned Inventory” shall mean inventory of Product components, which is supplied, to LSO by Buyer.

o.	“Packing Slip” means a document generated from Buyer’s ERP system to be attached with each customer shipment of a Curon Medical, Inc Product by LSO.

p.	“Specifications” shall mean any requirement with which a product, process, service, or other activity must conform, and may include drawings, prints, instructions and similar materials provided by Buyer to LSO and relating to a Product to be manufactured by LSO pursuant to this Agreement including those set forth in Exhibit A.

2.	Supply Obligations. During the Term of this Agreement, LSO shall manufacture for Buyer its requirements for the Products, subject to and in accordance with the terms and conditions set forth in this Agreement, including without limitation the Specifications.

3.	Document Control and Process.

a.	Prototypes. In lieu of Specifications, LSO may with Buyer’s approval develop prototypes to serve as confirmation of Buyer’s requirements. LSO shall obtain Buyer’s written approval of such prototypes prior to commencement of manufacturing.

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b.	Tools, Equipment and Fixtures. LSO will send qualified technicians to study and learn Buyer’s processes for manufacturing the Products. Afterwards, Buyer will ship its manufacturing equipment (the “Buyer Equipment”) to LSO and LSO will set up the manufacturing line with Buyer’s equipment at LSO’s facilities. LSO will permit Buyer and its consultants and contractors to install and inspect equipment. Further, LSO will use all reasonable efforts to qualify the manufacturing processes for the Products and comply with any associated regulatory requirements. The Buyer Equipment shall be held by LSO in trust for Buyer’s exclusive use in accordance with manufacturing and testing procedures established for the Products. The Buyer Equipment shall be owned by Buyer and identified to LSO’s lenders, creditors, shareholders and other third parties as Buyer assets in the possession of LSO. Except for normal production maintenance, which will be the responsibility of LSO, Buyer shall be exclusively responsible for the costs to repair or replace the Buyer Equipment. LSO will integrate the Buyer Equipment into LSO’s normal calibration process. Buyer will supply equipment calibration requirements and records upon transfer of the Buyer Equipment. LSO will bill Buyer on an annual basis for calibration costs incurred on Buyer’s behalf. LSO will invoice at a rate of $50 per recalibrated unit.

c.	Buyer supplied Materials. LSO will be responsible for all extraordinary loss or damage to Consigned Inventory and Buyer Equipment, which is in the possession of LSO. All Consigned Inventory and Buyer Equipment will be returned to Buyer upon termination of this Agreement. LSO will provide access so that Buyer or its agents may with reasonable notice to LSO, inspect any Consigned Inventory or Buyer Equipment. LSO will not permit any liens to be placed on any Consigned Inventory or Buyer Equipment.

d.	Document Control Set-Up. LSO will invoice Buyer a one time NRE for set-up of the document control process to manage Buyers products. One time fee not to exceed $10K.

4.	Cost Reductions. LSO and Buyer agree to seek ways to reduce the cost of manufacturing Products by methods such as obtaining alternate sources of materials and improved assembly or test methods. LSO and Buyer agree to meet periodically to identify cost reduction opportunities. It, is understood that Buyer must approve all material and source changes prior to implementation. The benefits of any cost reduction initiative proposed independently by LSO will be shared evenly between LSO and Buyer on terms to be agreed and the benefits of any cost reduction initiative proposed independently by Buyer will be realized 100% by Buyer. LSO will provide updated pricing once every six (6) months for Products to incorporate Buyer’s share of all cost reduction initiatives.

5.	Forecasts. Buyer shall provide to LSO upon request a six (6) month non binding-rolling forecast of Buyer’s reasonably anticipated manufacturing requirements for each Product. All such forecasts provided by Buyer shall be confidential information, whether so marked or not, and shall be treated in accordance with Section 13 hereof. Refer to Exhibit E for Six (6) non binding-rolling forecast.

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6.	Orders, Changes and Cancellation.

a.	Purchase Orders. LSO shall initiate manufacturing of Product upon receipt of a written purchase order (“Order”) from Buyer. Orders shall specify a delivery date not less than thirty (30) days from the date delivered to LSO, unless otherwise agreed in writing by LSO. LSO will fill all Orders within 95% of forecasts. Notwithstanding the foregoing, LSO shall use its commercially reasonable efforts to satisfy any Order that exceeds its obligations and in doing so shall make satisfaction of Buyer’s Order(s) a priority.

b.	Order Changes. The quantity or shipment date for any Order may be adjusted by mutual written agreement of the parties. LSO shall use its best efforts to accommodate any changes requested by Buyer. If Buyer requests changes in delivery dates greater than 30 days from the originally scheduled delivery dates, Buyer agrees to Carrying Charges as outlined in 6(e).

c.	Order Cancellation. Buyer may cancel any Order; provided that Buyer will be responsible for any work-in-process that has been released within the agreed upon assembly lead-time. Buyer shall purchase from LSO all finished goods inventory for which title has not passed to Buyer.

d.	Materials Inventory. LSO shall be authorized to purchase inventory and maintain inventory with reference to any particular order(s). Such material inventory schedule shall be based on material lead-times, reasonable inventory on-hand stocking levels, MPQ’s. LSO will request from Buyer written authorization to purchase long lead and any inventory held as safety stock time items to be held in inventory, as safety stock or to meet anticipated manufacturing requirements. Upon termination or cancellation of this Agreement, Buyer shall purchase from LSO, at LSO’s cost plus agreed upon mark up, any unused inventory and any inventory held as safety stock which was purchased on Buyers behalf as agreed upon by both parties. Any such safety stock purchased on Buyers behalf on hand for 6 (six) months without a manufacturing order, such safety stock will be considered cancelled unless prior agreement has been made by Buyer and LSO due to minimum buy levels of material. LSO will provide Buyer with LSO procured inventory levels and value by Buyer part number by product and value on the last shipping day of the month. LSO will also supply Buyer with current inventory levels by Buyer part number and value of Buyers consigned inventory on the last shipping day of the month.

e.	Carrying Charges. Provided that LSO observes the requirements of Section 6(a) hereof, and Buyer has requested to delay manufacturing and receipt of Orders and, as a result, LSO’s materials inventory has become stagnant, meaning that it has aged more than 120 days, Buyer shall pay LSO a carrying charge of 2% per month calculated on the stagnant portion of such materials inventory that was purchased in support of the scheduled purchase order by Buyer. Notwithstanding the foregoing, Buyer may at any time purchase from LSO, at LSO’s cost plus mark up, or remit a deposit for the equivalent amount of, any stagnant inventory in order to avoid being charged inventory carrying charges.

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f.	Obsolete Inventory. Buyer agrees to purchase from LSO, at cost plus mark up, any inventory purchased by LSO in reliance on Buyer’s Orders, which inventory is rendered obsolete due to a change to the Specifications. LSO shall, however, first use reasonable efforts to return any such inventory, and Buyer agrees to pay for the restocking charges, shipping and similar out-of-pocket costs to LSO as applicable.

7.	Packaging, Distribution and Delivery. LSO shall ship the Products in accordance with documented packaging and shipping instructions as provided by Buyer. LSO will follow shipping instructions as outlined on buyers packing slips as generated by buyers ERP system. LSO will use every reasonable effort to achieve the shipping requests. A copy of the shipment “Packing Slip” will be faxed to Buyer at the end of each business day or agreed upon shipment day. LSO will use Buyer requested freight handlers and account numbers as supplied.

8.	Demo Equipment. LSO from time to time may be requested by Buyer to build demo catheter and handpieces for non-human use. These units may be built from previous scrap subassemblies and assemblies. If the case arises and scrap materials and labor has been used, LSO will only charge for any additional labor and or material used in completing the demo units.

9.	Payment.

a.	Invoice. LSO will invoice at the time of transfer of finished Products to Buyers Finished Goods located at LSO facility in Brea, California or at the time such Products are available for fulfillment per Buyer’s instructions as contemplated by Section 10 hereof. Buyer shall pay such invoices within 30 days of invoice date.

b.	Pricing. LSO’s invoices shall reflect charges for the Products as specified in Exhibit B, Pricing Schedule. Such charges are exclusive of taxes, shipping and insurance. Charges for taxes, shipping and insurance (to the extent applicable) shall be separately stated on LSO’s invoice.

c.	Security and Deposits. Buyer understands LSO will grant a Credit Exposure for Buyer. Buyer agrees to provide a LSO security in the form of an Irrevocable Letter of Credit or cash deposit for any exposure created by Buyer’s requirements greater than the Credit Exposure approved by LSO, to the extent the Credit Expense estimate exceeds $250,000. This dollar amount will be reviewed and finalized by Buyer and LSO upon transfer of Buyers materials purchased by LSO on or about November 15th, 2005. The Letter of Credit or cash deposit maybe reviewed by Buyer and LSO on a biannual basis to determine if updates are required. LSO will grant buyer a credit limit of $40K.

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d.	Shipping. Products will be shipped by LSO to such locations and times, and in the manner directed by Buyer.

10.	Fulfillment. If Buyer request, LSO agrees provide fulfillment services to Buyer for the Products at LSO’s quoted rates pursuant to Buyer’s periodic Orders. LSO will invoice separately at the end of each week for such fulfillment services in accordance with its previously provided quotes. Buyer shall pay such invoices within 30 days of receipt.

11.	Warranty

a.	Refer to Exhibit C for LSO’s standard warranty.

12.	Intellectual Property.

a.	Ownership. As between Buyer and LSO, Buyer shall own all right, title and interest in and to Products and the Know-How, Improvements and Patents related thereto. No implied rights or licenses are granted by this Agreement. Buyer shall have the right to apply, in its own name and at its own expense, for patent, copyright or other Intellectual Property rights in such Know-How and Improvements and, if requested, LSO shall cooperate with Buyer in any reasonable manner in obtaining such protection.

b.	Know-How. Know-How and Improvements shall be owned solely by Buyer, even though developed as a result of this Agreement, and regardless of whether conceived, created or developed by Buyer or LSO.

c.	License. During the Term of this Agreement and limited to the scope and purposes hereunder, Buyer grants to LSO a non-exclusive, royalty-free right and license under the Patents, Know-How and Improvements to make the Products solely for delivery to Buyer or Buyer’s designee.

13.	Confidentiality.

a.	General Obligation. All information provided by one party (the “Disclosing Party”) to the other party (the “Recipient”) shall be governed by this Section 13.

b.	Proprietary Information. As used in this Agreement, the term “Proprietary Information” shall mean all trade secrets or confidential or proprietary information designated as such in writing by the Disclosing Party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party to the Recipient. Notwithstanding the foregoing, information which is orally or visually disclosed to the Recipient by the Disclosing Party, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute Proprietary Information if the Disclosing Party, within thirty (30) days after such disclosure, delivers to the Recipient a written document or documents describing such Proprietary Information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the Recipient to whom such disclosure was made.

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c.	Disclosure. The Recipient shall hold in confidence, and shall not disclose to any person outside its organization, any Proprietary Information, regardless of the termination of the Term of this Agreement. The Recipient shall use such Proprietary Information only for the purpose of developing the Product with the Disclosing Party or fulfilling its future contractual requirements with the Disclosing Party and shall not use or exploit such Proprietary Information for any other purpose or for its own benefit or the benefit of another without the prior written consent of the Disclosing Party. The Recipient shall disclose Proprietary Information received by it under this Agreement only to persons within its organization who have a need to know such Proprietary Information in the course of the performance of their duties and who are bound to protect the confidentiality of such Proprietary Information.

d.	Limitation on Obligations. The obligations of the Recipient specified in this Section 13 shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent that such Proprietary Information: (i) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Recipient; (ii) is in the Recipient’s possession at the time of disclosure otherwise than as a result of Recipient’s breach of any legal obligation; (iii) becomes known to the Recipient through disclosure by sources other than the Disclosing Party having the legal right to disclose such Proprietary Information; (iv) is independently developed by the Recipient without reference to or reliance upon the Proprietary Information; or (v) is required to be disclosed by the Recipient to comply with applicable laws or governmental regulations, provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

e.	Ownership of Proprietary Information. Subject to Section 12(a), the Recipient agrees that the Disclosing Party is and shall remain the exclusive owner of Proprietary Information and all Intellectual Property rights embodied therein.

f.	Return of Documents. The Recipient shall, upon the request of the Disclosing Party, return to the Disclosing Party all drawings, documents and other tangible manifestations of Proprietary Information received by the Recipient pursuant to this Agreement (and all copies and reproductions thereof): provided that the Recipient may keep one archival copy of the same.

14.	Indemnification.

a.	Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless LSO from and against any Losses arising out of or relating to a claim brought by a third party against LSO only to the extent that such claim and corresponding Losses are based upon allegations that (i) there exists a defect in the design of

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any Products by Buyer (including a defect in the design any materials specified to LSO by a Buyer), or (ii) the manufacture, sale or use of any Product, in accordance with the Specifications and operating instructions provided by Buyer, infringes a patent, copyright, trade secret or other proprietary right of a third party.

b.	Indemnification by LSO. LSO shall indemnify, defend and hold harmless Buyer from and against any Losses arising out of non product related issues brought by a third party against Buyer.

c.	Indemnification Procedure. A party claiming indemnification under this Section 14 (an “Indemnified Party”) shall provide prompt written notice to the other party (the “Indemnifying Party”) of any and all notices, claims, demands, pleadings, and other facts or circumstances that may, in the Indemnified Party’s reasonable judgment, be likely to result in a claim for indemnification. The Indemnified Party’s failure to provide such prompt written notice shall reduce the indemnification obligation of the Indemnifying Party to the extent that such failure resulted in demonstrable prejudice to the Indemnifying Party. The Indemnified Party shall promptly tender defense of any litigation or other formal dispute to the Indemnifying Party, and the Indemnifying Party shall select counsel of its choice, reasonably acceptable to the Indemnified Party for such litigation or dispute. The Indemnified Party shall cooperate completely with the Indemnifying Party, including without limitation providing timely responses to all discovery requests and providing expert and factual witnesses as necessary or desirable. The Indemnifying Party shall have the sole authority to negotiate and settle such claims to the extent of the applicable indemnification obligation.

d.	Insurance. Each party shall maintain general liability insurance in an amount not less than $1,000,000. Buyer shall maintain product liability insurance in an amount not less than $2,000,000. Any amounts paid under such insurance policies by the either party’s insurer shall reduce the indemnification obligation of the Indemnified Party with respect to a particular claim. It is the Buyers responsibility to maintain the appropriate amount of insurance on tools, equipment and fixtures at LSO’s facility.

15.	Limitation of Liability. Except for liability under Section 13 or 14 neither party shall be liable to the other party for any consequential, incidental or punitive damages, including, but not limited to, damage to property, for loss of use, loss of time, or loss of profits or income.

16.	Integration. This Agreement constitutes the complete and exclusive statement of the terms of the agreement between LSO and Buyer and supersedes all prior and contemporaneous agreements including purchase orders and undertakings of LSO and Buyer with respect to the subject matter hereof.

17.	Second Sourcing. Buyer shall notify LSO in the event that it utilizes any source of contract manufacturing for the Products identified by this agreement. .

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18.	Term and Termination.

a.	Initial Term and Renewal Term. Unless sooner terminated in accordance with Section 18(c), the initial term of this Agreement shall be one (1) year and thereafter this Agreement shall be renewed on an annual basis unless mutually agreed to by both parties.

b.	Termination For Convenience. Buyer may terminate this Agreement at any time by providing written notice of not less than ninety (90) days to LSO. LSO may terminate this Agreement at any time by providing written notice of not less than ninety (90) days to Buyer in accordance with section 18(e).
c.	Termination For Cause. The Term of this Agreement shall terminate: (i) automatically, if one of the parties fails to perform any material obligations hereunder, and such material obligations remain uncured sixty (60) days following the date that the other party delivers to the defaulting party written notice describing such performance failures; (unless breach is for non payment for Product in which case the cure period is 10 business days plus interest at 18% annualized) or (ii) immediately upon notice by either party if the other party shall file for liquidation, bankruptcy, reorganization, compulsory composition, dissolution, or if the other party has entered into liquidation, bankruptcy, reorganization, compulsory composition or dissolution, or if the other party is generally not paying its debts as they become due (unless such debts are the subject of a bona fide dispute).

d.	Effect of Termination/Survival. Upon expiration of the Term of this Agreement or termination hereof, neither party shall have any obligations to the other, except that the provisions set forth in Sections 1, 11 (until warranty expires), 12 through 17, 18, 23, 24 and 25 shall survive indefinitely.

e.	Transition. Upon expiration of the Term of this Agreement or termination hereof, and for a period of six (6) months thereafter, LSO shall provide reasonable cooperation and assistance (including without limitation knowledge transfer, materials sourcing, transfer of unused materials and unfinished inventory, and removal and shipping of Buyer-owned tooling and fixtures) to transition production of the Products to a third party designated by Buyer. LSO may invoice Buyer for actual charges incurred by LSO in such rendering such transition services, including consulting service fees billed on an hourly basis at LSO’s standard rates.

19.	Assignment and Delegation. This Agreement cannot be assigned nor is the performance of the duties delegable by either party without the written consent of the other party; provided, however, that this Agreement may be assigned by either party to a purchaser of substantially all of such party’s assets relating to the Products, or to a successor in interest by merger or corporate reorganization.

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20.	Governing Law. This Agreement shall be construed to be between merchants and shall be governed by the laws of the State of California.

21.	Relationship of Parties. The relationship of Buyer and LSO is that of Buyer and seller/manufacturer, respectively, of goods. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership, joint venture, agency, or a transfer of any intellectual property of either party, and neither party hereto shall be authorized to act in the name of the other or enter into any contract or other agreement, which binds the other.

22.	Enforceability. If any of the provisions of this Agreement, or portions thereof, are found to be invalid by any court of competent jurisdiction the remainder of this Agreement shall nevertheless remain in full force and effect.

23.	Force Majeure. LSO shall use its commercially reasonable best efforts to notify Buyer at least thirty (30) days in advance of any planned holidays or shutdowns, but neither Buyer nor LSO shall be liable for any failure to perform obligations under this Agreement if prevented so by a cause beyond their control and without the fault or negligence of the defaulting party. Without limiting the generality of the foregoing, such causes include acts of God, fires, floods, storms, epidemics, earthquakes, riots, civil disobedience, wars or war operations, or restraint of government, provided that Buyer may terminate this Agreement of LSO claims an event of force majeure prevents LSO from performing its obligations hereunder for more than 60 days.

24.	Amendment. This Agreement may not be amended except in a written amendment signed by each of the parties. Additional or different terms contained in purchase orders or order acknowledgments or similar forms shall not be effective unless signed by both parties with reference to this Agreement.

25.	Dispute Resolution. Consent to Arbitration and Venue. LSO and Buyer agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims, and controversies between them (but excluding disputes, claims and controversies in which a third party is a necessary party), arising from this Agreement, including without limitation contract disputes and tort claims, shall be arbitrated in the Los Angeles, California metropolitan area, pursuant to the Commercial Rules of the American Arbitration Association by a panel of three arbitrators. All expenses of such arbitration shall be borne equally by the parties. Any arbitration decision shall be final and not subject to appeal unless the parties mutually agree otherwise in writing before a final decision by the panel of arbitrators. Any arbitration order or award may be enforceable in an appropriate court as provided herein. Each party shall select one arbitrator and those two arbitrators shall select the third arbitrator to form the panel. Each party reserves the right, notwithstanding the foregoing, to seek equitable relief in a court of competent jurisdiction in any appropriate state or federal court. The prevailing party in any arbitration or court proceeding is entitled to be reimbursed for any and all reasonable attorney’s fees, expert fees, and costs of suit from the losing party.

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26.	Disaster Recovery Plan. LSO will supply Buyer with a documented recovery plan as to how LSO will support Buyer if a disaster should occur. This will include estimated length of time to recover in support of Buyers shipments.

IN WITNESS WHEREOF, the authorized representatives signing below have entered into this Contract Manufacturing Agreement on behalf of the parties as of the Effective Date.

Life Science Outsourcing, Inc.		Curon Medical, Inc.

By:	/s/ Barry Kazemi	By:
Title:	President & CEO	Title:
Date:	October 31, 2005	Date:

		By:	Larry C. Heaton II
		Title:	President & CEO

Date:

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EXHIBIT A

Product Definition

This Exhibit describes the specific product model numbers and associated product and manufacturing specifications applicable to the Agreement between Life Science Outsourcing (“LSO”) and Curon Medical, Inc. (“CURON”) in the manufacture and distribution of CURON Products.

PRODUCTS

Product Model Number	Description
175-2575	Stretta Catheter with Accessory Kit
175-1875	Secca Handpiece with Accessory Kit
175-3276	Pressure Relief Valve (Stretta Accessory)
158-3865	Guidewire (Stretta Accessory)
155-2261	Stretta Catheter (Demonstration Only – not for human use)
158-3494	Secca Handpiece (Demonstration Only – not for human use)

PRODUCT SPECIFICATIONS

Curon Document Number	Description
171-1662	Secca Handpiece
171-1152	Stretta Catheter
175-2721	Pressure Relief Valve (Stretta Accessory)
158-3865	Guidewire (Stretta Accessory)

MANUFACTURING SPECIFICATIONS

Curon Document Number	Description
172-1527	DMR, Stretta Catheter
172-2790	DMR, Secca Handpiece
172-4039	DMR, Pressure Relief Valve (Stretta Accessory)
111-4523	Curon Medical Approved Supplier List [note: subset, for listed Products only]
111-1039	CER / Particulate / Bioburden [note: minimum ISO 14644 Class 8 / FedStd 209E Class 100,000]
111-1034, 182-2692, 181-2687	Secca Handpiece Sterilization [note: E-beam, 25 kGy, VDMAX, NuTek Corporation Product Code 3-CSM1-02]
111-1034, 182-2733, 181-1600	Stretta Catheter Sterilization [note: E-beam, 25 kGy, VDMAX, NuTek Corporation Product Code 3-CSM1-01]
111-1034	Stretta Catheter and Secca Handpiece Quarterly Dose Audits [note: Apptec Lab Services, NuTek Corporation]

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Exhibit B

LSO pricing for Products based on the following, material pricing and standard labor hours as provided by Buyer. LSO standard labor rate quoted at [**] per hour. Pricing to be reviewed at the end of one full quarter or 3 continuous months of production. LSO will provide Buyer on a monthly basis actual labor times on both products. Upon the completion of 3 continuous months of production, LSO and Buyer will review actual standard labor hours, materials and scrap costs and determine if an adjustment is required. If an adjustment is required either increasing or decreasing price, an update to exhibit B is required. Within the review period, LSO will bill Buyer for any material PPV on a monthly basis prior to pricing adjustment as stated above. Sterilization costs will be billed from sterilizer to Buyer direct unless an agreement is made by LSO and Buyer. Pricing table listed below.

Material Mark Up

LSO will charge Buyer a material mark up of [**] on newly purchased materials from Buyers supplier base on Buyers behalf per released purchase order. LSO will charge Buyer a [**] mark up on materials purchased from Buyers inventory as transferred and a [**] charge on finished product managed by LSO as a handling fee for Finished Goods. Buyer and LSO will review this mark up on a six (6) month basis.

Inventory Buy Out LSO

LSO agrees to purchase from Buyer, remaining inventory not yet consumed by Buyer for the manufacture of its products. The inventory value is based on Buyers material inventory as of November 15th, 2005. LSO will purchase at Buyers standard cost this inventory as verified by LSO. LSO payments to be at, 50% of the material consumed in the previous month’s shipments credited to Buyer until inventory transfer debt as of November 15th, 2005 is fully paid. Terms on this credit will be net 60 days.

Shipping & Administration

LSO will charge Buyer a [**] dollar per shipment and a [**] per unit/box handling fee for product shipped to Buyers customers. All shipments will be charged to Buyer’s Federal Express Account number as supplied by Buyer unless specified differently on the packing slip. Any additional charges will be invoiced at a rate of [**] dollars per hour. Any, additional charges must be approved in writing by Buyer.

Scrap Material LSO will invoice Buyer for reasonable material scrap on a monthly basis payable net 30.

[**]

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Exhibit C

WARRANTY

1.	Scope Of Warranty Life Science Outsourcing, Inc. (LSO) services are generally limited to the assembly, packaging, and sterilization of medical devices. If other services are provided by LSO, the warranty, if any, for such services will be as separately negotiated and agreed to in writing by LSO and the Buyer’s Customer.

2.	Limited Warranty

A.	Assembly and Packaging. LSO warrants that its assembly and packaging services shall be free from defects in material and workmanship to the level specified by the Buyer. Any claim relating to this assembly and packaging warranty must be submitted to LSO in writing, accompanied by representative samples, within ten (10) days after receipt of the assembled or packaged product from LSO.

B.	Sterilization. LSO warrants that its sterilization services shall be conducted by certified facilities to meet or exceed industry sterilization standards. Any claim relating to the sterilization warranty must be submitted to LSO in writing, accompanied by representative samples, within ten (10) days after receipt of the sterilized product from LSO.

C.	Procedure. The written claim, together with representative samples, shall be sent to the facility:

Life Science Outsourcing, Inc.

830 Challenger Street

Brea, CA 92821

Attn: Barry Kazemi

Upon confirmation by LSO of a warranty breach, LSO will authorize the return of the defective products. Products claimed to be defective are not to be returned without such prior LSO written approval. The remedy for defective product shall be as provided below.

3.	Exclusive Remedy For defective product, the exclusive remedy shall be for LSO to, at its option, replace the defective product or issue credit for the defective product.

4.	Disclaimer Except as expressly provided herein, LSO makes no warranty of any kind, express or implied, including, but not limited to, the implied warranties of

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merchantability and fitness for a particular purpose. The above warranties are in lieu of all other warranties, and no person (including any agent, dealer or representative of LSO) is authorized to make any representation or warranty concerning the LSO services except to refer the Buyer to this warranty. LSO shall not be responsible for the cost of labor or other charges of any kind incurred outside its facilities. LSO shall under no circumstances be liable for special, incidental, consequential or exemplary damages of any nature whatsoever, however occasioned (whether by negligence or otherwise), including, but not limited to, commercial loss from any cause, business interruption of any nature, loss of profits or personal injury, even if LSO shall have been advised of the possibility of such damages.

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EXHIBIT D

Quality and Regulatory Elements

This Exhibit describes the Quality and Regulatory aspects applicable to the Agreement between Life Science Outsourcing (“LSO”) and Curon Medical, Inc. (“CURON”) in the manufacture and distribution of CURON Products.

REGULATORY COMPLIANCE and OVERSIGHT

LSO currently meets, and agrees to comply with the current and applicable revisions of:

•	US 21 CFR 820 Quality System Regulations

•	ISO 13485/13488

•	Other applicable foreign and US federal, state, and local laws, rules, regulations, and orders for medical device manufacture and distribution

LSO agrees to maintain, and notify CURON in a timely manner if there is a change in the status, of the following certifications:

•	US FDA Facility Registration

•	ISO 13485/13488 Certification

•	California Medical Device Manufacturing License

LSO agrees that CURON, and entities with regulatory oversight of CURON Products (e.g., European Notified Body or Competent Authority, Health Canada Health Product and Food Branch, California Food and Drug Branch, or US Food and Drug Administration), may examine the documentation associated with the Products, and may audit LSO and its subcontractor’s facilities, with reasonable notification and justification. LSO may charge buyer for audits at a rate of $75 per hour.

LSO agrees to provide a copy of a regulatory agency audit report (e.g., US FDA 483 or Warning Letter, EU Notified Body Nonconformity Report) to CURON in a timely manner. LSO agrees to contact CURON within 24 hours should a regulatory agency focus its efforts or stated intent upon assessment of CURON Products. LSO agrees to contact CURON of the root cause and corrective action should an internal audit reveal deficiencies in its quality system or facility that directly affects CURON Products.

STAFF and MANUFACTURING ENVIRONMENT

LSO is responsible for hiring, training, and supervision of LSO manufacturing and quality personnel. The LSO facility consists of areas for receiving, inspection, stores, manufacturing, packaging, and warehousing appropriate for medical devices. LSO will ensure that CURON Products are manufactured in a controlled environmental area that has been qualified to a recognized standard applicable to medical devices, and is periodically monitored for bioburden and airborne particulate levels. Qualification and monitoring reports may be reviewed by CURON as needed.

EQUIPMENT and TRACEABILITY

LSO is responsible for the tools and equipment necessary to receive, inspect, manufacture, and store CURON Products as supplied by Buyer. LSO is responsible for assigning lot numbers to parts and product that allow traceability of finished product to component materials.

CONFIDENTIAL

FACILTY and PRODUCT QUALIFICATION

Prior to initiating full production, CURON will perform an audit of LSO (limited to those areas that pertain to CURON Product) to qualify the Facility, and initiate a Product qualification protocol and report (consisting of an assessment of product from three (3) lots manufactured at LSO) to qualify the Products. Successful completion of the audit and qualification will release the Products for production. CURON will perform follow-on facility and/or product assessments on an annual basis.

PRODUCT STERILIZATION, BIOBURDEN, and DOSE AUDIT

Product will be shipped by LSO to the sterilization facility specified by CURON, for sterilization using process parameters specified by CURON, and returned to LSO for receipt, final acceptance, and ultimately distribution. Product will be shipped by LSO on a quarterly basis to the test facility specified by CURON for bioburden level determination, calculation and delivery of minimum sterilization dose to the remaining lot by the sterilization facility, and shipment of this sterilized product to the test facility for sterility evaluation.

PRODUCT STORAGE

LSO will ensure that CURON Products are stored in a secure area, on-site, and per the product instructions for use (e.g., cool, dry, clean environment).

PRODUCT RELEASE

LSO will provide CURON a completed Lot Release Document (including such information as lot number, Product number, quantity started / completed / nonconforming with disposition), demonstrating conformity of proposed Product to product specifications. In turn, CURON will review, approve (as appropriate), and return the completed Release Document to LSO within 72 hours, after which Products may be moved to LSO Finished Goods. LSO will not release Products to Finished Goods without prior written authorization from CURON.

PRODUCT DISTRIBUTION

LSO will distribution Products per specific information provided by CURON (e.g., product quantity, model number, customer information). LSO will maintain accurate and complete records of each shipped product, including name and address, shipment date, quantity and lot number of product, authorization to ship, and shipment request from CURON. LSO will not distribute Products to the field without prior written authorization from CURON.

CHANGE CONTROL

CURON or LSO may at any time propose changes to the relevant manufacturing and part specifications by a written and approved change notice through both of their respective document control systems prior to implementation. LSO warrants that it will make no changes to materials, parts, manufacturing location, manufacturing or environmental specifications, or QA standards, which effect form, fit or function, with the potential to affect CURON Products, without a minimum of thirty (30) days prior notification to and subsequent approval by CURON.

CONFIDENTIAL

PRODUCT COMPLAINT ANALYSIS / REGULATORY REPORTS

CURON will be responsible for and file reportable events per applicable regulations (e.g., US FDA MDR, EU Vigilance, Canada Problem Reporting). CURON will also maintain and manage a file of all customer complaints received by CURON with respect to the Products. LSO will cooperate with the failure analysis process and assessment of root cause and corrective or preventive action associated with the complaint through such actions as: review or provision of associated manufacturing records; review and analysis of manufacturing procedures or training records. CURON will provide LSO with duplicate copies of failure analysis reports that have a potential root cause attributable to LSO processes, along with the assessed product (if available). LSO shall, within 30 days of a written corrective action request from CURON, provide CURON with a corrective and/or preventive action plan to address the issue.

FIELD ACTIONS

If either CURON or LSO is required by any regulatory agency, or CURON determines to recall any of the Products, the non-recalling party will cooperate and assist in locating and retrieving the Products to be recalled and providing applicable documentation to the recalling party as reasonably necessary and in a timely manner.

PRIMARY CONTACTS

The primary contacts for quality or regulatory issues described in this Exhibit are the Heads of Quality for LSO and CURON.

CONFIDENTIAL

REGULATORY RESPONSIBILITY MATRIX

The following table identifies primary responsibilities (and records) associated specifically with the CURON Products. Retention periods for the documents will be per the respective quality record procedures, but at least for a period of five (5) years.

ASPECT with respect to PRODUCTS	RESPONSIBILITY
	LSO	CURON
Management Responsibility	✓	✓
Quality System (reference Quality Manual)	✓	✓
Contract Review
Product, Sterilizer, & Customer Contracts		✓
Customer Support		✓
Part / Material & Manufacturing Personnel Contracts	✓
Design Control
Design / Product Specifications		✓
Risk & Clinical Assessment		✓
Technical (Design) Records		✓
Labeling Specifications		✓
Part / Material Specifications		✓
Finished Product Shipment Information & Specification		✓
Product Regulatory Approvals		✓
Document and Data control	✓	✓
Purchasing
LSO subcontractor management	✓
Product Part / Material Purchasing	✓
Control of Customer Supplied Product	n/a	n/a
Product Identification and Traceability
Products from part/material receipt to Finished Goods	✓
Products from Finished Goods to Customer	✓
Product Shipment from Finished Goods to Customer Authorization		✓
Process Control
Lot History Records	✓
Manufacturing Process Instructions	✓
Manufacturing and Process Control	✓
Product Sterilization Process & Records	✓
Product Packaging / Labeling & Records	✓
Inspection and Test
Part / Material Incoming Process & Records	✓
In-Process & Final Product Test Records	✓
Product Release Request (by lot) to Finished Goods	✓
Product Release Authorization (by lot) to Finished Goods		✓
Control of Inspection and Test equipment
Equipment Cal / PM & Records	✓
Inspection and Test Status	✓
Control of Nonconforming Product
Nonconforming Part / Material / Product Disposition	✓
Approval of Nonconforming Product Disposition		✓
Corrective and Preventive Action
Receive Customer Complaints / Regulatory Reporting & Vigilance		✓
Complaint Investigation		✓
Field Action Management and Authorization		✓
Facility, Product, & Quality System	✓	✓
Handling, Storage, Packaging, Preservation, and Delivery
Part / Material / Product Identification, & Storage	✓
Finished Product Warehousing	✓
Finished Product Distribution	✓
Product Shipment Records (to customer)	✓
Control of Quality Records	✓	✓
Quality Audits

CONFIDENTIAL

Periodic audits of LSO		✓
LSO periodic internal and subcontractor audits	✓
Training
QA and Manufacturing Training & Records	✓
Servicing	n/a	n/a
Statistical Techniques	✓

CONFIDENTIAL

EXHIBIT E

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